Independent Auditor's Report



The Board of Directors and Shareholders
Net Lnnx, Inc.
West Palm Beach, Florida


We have audited the accompanying consolidated balance sheet of Net Lnnx, Inc. as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Net Lnnx, Inc. as of December 31, 1997, the results of its consolidated operations and cash flows for years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.




March 20, 1998
Boynton Beach, Florida

                         NET LNNX, INC.
                  CONSOLIDATED BALANCE SHEET
                       December 31, 1997


ASSETS

Current assets:
    Cash and cash equivalents                  $    33,171
    Loan receivables - related parties              10,500
    Loan receivable - Palm Capital                  50,000
    Prepaid expenses                                 1,550

       Total current assets                         95,221


Property and equipment (net)                         7,405


                                               $   102,626

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable and accrued expenses        $    24,731

Stockholders' equity:
  Preferred stock - no par value,
    5,000,000 shares authorized,
    no shares issued or outstanding
  Common stock - no par value,
    20,000,000 authorized,
    2,200,000 issued and outstanding                 1,000
  Additional paid-in capital                     1,687,936
  Retained deficit                              (1,611,041)

       Total stockholders' equity                   77,895

                                               $   102,626


The accompanying notes are an integral part of these financial statements.

                         NET LNNX, INC.
             CONSOLIDATED STATEMENTS OF OPERATIONS
          For the Years ended December 31, 1997 and 1996


                                     1997            1996
Operating revenues                 $    -          $   -

Operating expenses                    735,077        376,848

                                     (735,077)      (376,848)
Other income:
   Installment sale income              8,388          -
   Interest income                     27,985          -

                                       36,373          -

Operating loss from continuing
  operations                       (  698,704)     (  376,848)

Discontinued operations:

   Loss from operations of
    discontinued operations        (      665)     (   33,429)
   Loss from disposal of
    discontinued operations        (  457,559)     (   45,000)
                                   (  458,234)     (   78,429)
Net loss                          $(1,156,928)    $(  445,277)


Basic loss per share:
   Loss from continuing
    operations                    $(    0.33)     $(    0.28)
   Loss from discontinued
    operations                    $(    0.00)     $(    0.03)
   Loss from disposal of
    discontinued operations       $(    0.22)     $(    0.03)
   Net basic loss per share       $(    0.55)     $(    0.34)

Number of shares used in
 earnings per common share
 computation                       2,108,945       1,330,099







The accompanying notes are an integral part of these financial statements.

                         NET LNNX, INC.
        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
        For the Years Ended December 31, 1997 and 1996



                                                              Additional   Retained
                                       Common      Stock        Paid-In    Earnings
                                       Shares      Amount       Capital    (Deficit)      Total

Balance at January 1, 1996            3,300,000   $  1,000        -        $    1,164     $    2,164
 Reverse 1 for 20 spilt of stock     (3,135,000)
 Exchange stock for a 55% interest
 In subsidiary                          942,959                 267,910                      267,910
 Common stock issued for stock           60,000                 205,000                      205,000
 Common stock exchanged for
  professional fees                     251,095                 203,375                      203,375
    Common stock exchanged for
      Subsidiary's debt                  53,572                 220,000                      220,000
    Net loss                               -         -             -       (  455,277)    (  455,277)
Balance at December 31, 1996          1,472,626     1,000       896,285    (  454,113)       443,172

  Common stock issued for cash          500,000                 200,000                      200,000
   Common stock exchanged for
    professional fees                   227,374                 591,651                      591,651
  Net loss                                 -         -           -        ( 1,156,928)   ( 1,156,928)

Balance at December 31, 1997          2,200,000  $  1,000   $ 1,687,936   $(1,611,041)   $    77,895






The accompanying notes are an integral part of these financial statements.

                        NET LNNX, INC.
            CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the Years Ended December 31, 1997 and 1996






                                              1997              1996
Cash flows from operating activities:
  Net income                                $(1,156,928)     $  (455,277)
  Adjustments to reconcile net income
    to net cash provided by (used for)
    operating activities:
      Depreciation                                3,376            1,660
      Professional fees
        exchanged for common stock              591,651          203,375
      Subsidiary's debt exchanged for
        common stock                                             220,000
      Acquisition of subsidiary                                  267,910
      Net assets of discontinued
        operations                              450,400         (450,400)
      Changes in operating assets
        and liabilities:
          Loans receivable - related
            parties                             (10,500)
          Loan receivable - Palm
            Capital                             (50,000)
          Prepaid expenses                       (1,550)
          Accounts payable                      (18,866)          36,866
          Accrued expenses                        2,187            4,544
            Net cash used for operating
              activities                       (190,230)        (171,322)

Cash provided by investing activities
  Acquisition of equipment                       (1,643)         (10,798)
  Proceeds from issuance of common stock        200,000          205,000
            Net cash provided by
              investing activities              198,357          194,202

Net increase in cash                              8,127           22,880

Cash, beginning of year                          25,044            2,164

Cash, end of year                            $   33,171       $   25,044





Supplemental disclosure:   none



The accompanying notes are an integral part of these financial statements.

                           NET LNNX, INC.
                   NOTES TO FINANCIAL STATEMENTS

                        December 31, 1997


   1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Purpose - Net Lnnx, Inc. (the "Company") was organized as Chester County Security Fund, Inc. ("Chester") December 31, 1988 under the laws of Pennsylvania as a wholly owned subsidiary of Corporate Investment Company ("CIC"). On May 5, 1989, CIC distributed the outstanding stock of Chester to its shareholders as a one-share stock for stock dividend. Chester was a holding company conducting virtually no operations other than its efforts to seek merger partners.

In January, 1996, the Company in a stock for stock exchange, acquired a majority interest in Communications/USA, Inc. The Company also formed a wholly owned subsidiary, TrueNet, Inc. After the Company acquired and formed its subsidiaries, it changed its name to Net Lnnx, Inc. and had a 1 for 20 reverse stock split.

Basis of Presentation - The accompanying financial statements for 1997 are not consolidated as all subsidiaries were disposed of during 1997. In prior years, the financial statements included the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions were eliminated.

Cash and Cash Equivalents - Represents actual balances in banks or invested in liquid short-term investments with maturities of three months or less when purchased. All of the balances are owned by the Company and are not encumbered in any manner.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

Property and Equipment - Property and equipment are recorded at cost. The equipment is depreciated over its estimated useful life. Repairs and maintenance are expensed.

Fair Value of Financial Instruments  -  The fair value of the
Company's financial instruments such as accounts receivable and accounts payable approximate their carrying value.

Compensated Absences - Compensated absences have not been accrued, as they cannot be reasonably estimated.

Stock-Based Compensation - The Company accounts for stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, no compensation cost has been recognized for its stock options. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standard, No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

                       NET LNNX, INC.
               NOTES TO FINANCIAL STATEMENTS


   1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes - The Company accounts for income taxes on an asset and liability approach to financial accounting. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Loss per Share - The Company has adopted Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), effective October 1, 1997. FAS 128 requires presentation of earnings or loss per share on basic and diluted earnings per share. The company has potentially dilutive shares, however, because the Company has a loss, the shares are deemed anti-dilutive and only basic loss per share is presented. Loss per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Restatement of the prior period for this pronouncement had no effect on the loss per share amounts.


   2.DISPOSITION OF OPERATIONS

Communications/USA, Inc.   -   On January 31, 1997, the
shareholders of the Company approved a Purchase Agreement dated
January 17, 1997 with Palm Capital, Inc. ("Palm") to sell to
Palm all of the Company's investment in Communications/USA, Inc.
("CUSA")  (the "Transaction").

As consideration for the CUSA sale, Palm agreed to deliver to the Company all of the Company's stock, options, and other rights to the Company's common stock held by Palm and its shareholders, plus the sum of $500,000, secured by 1,250,000 shares of CUSA's common stock. The $500,000 was payable in cash of $25,000 and a promissory note of $475,000 with interest at 7%. Palm also agreed to the assumption of CUSA's liabilities.

During 1997, Palm sold all its CUSA stock. The Company filed a suit against Palm to collect the note that was in default. On January 26, 1998, the litigation was settled for $190,000. The Company charged to loss from disposal of discontinued operations $408,959 and $45,000 in 1997 and 1996, respectively. The loss for 1997 consisted of the write-down of the assets and other expenses.

TrueNet, Inc. - On January 31, 1997, the Company entered into a sale and purchase agreement with Banana Corporation, Inc. ("BCI") to sell to BCI 100% of the common stock and assets of the Company's wholly owned subsidiary, TrueNet. As consideration, BCI transferred to the Company 10% (100,000 shares) of BCI's common stock. In May 1997, BCI declared bankruptcy. The Company charged to loss from disposal of discontinued operations $48,600 in 1997.

                       NET LNNX, INC.
               NOTES TO FINANCIAL STATEMENTS


   3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                         1997          1996

       Computer Equipment               $ 7,441       $ 5,798
       Office furniture and fixtures      5,000         5,000

                                         12,441        10,798

       Less accumulated depreciation      5,036         1,660

                                        $ 7,405       $ 9,138


Depreciation expense for the 1997 and 1996 was $3,376 and $1,660 respectively.


   4.CHANGES IN STOCKHOLDER'S EQUITY

In 1997, the Company exchanged stock for various professional fees and services. The value of the services was set by the market value that its common stock was trading at the time of the exchanges ranging from $ .125 to $ .875 per share.

In 1996, 60,000 shares of common stock were issued for $205,000 in cash from an officer and director. Services valued at $203,375 were exchanged for 251,095 shares of stock valued at the market value of stock at the time of issue ranging from $
 .875 to $ 3.20 per share. Debt of the subsidiary was exchanged for 53,572 shares of stock, which was the value of the debt of $220,000.


   5.STOCK OPTION PLAN

On January 20, 1997, the Company adopted a Restricted Stock Plan, known as the 1997 Restricted Stock Plan ("the Plan"). Officers and directors of the Company and related corporations may be granted nonqualified options to purchase up to 500,000 shares of the common stock of the Company. The Plan terminates January 20, 2006 unless extended by the Company. The exercise price of the nonqualified options granted under the Plan shall in no event be less than the lesser of (1) the book value per share of common stock as of the end of the fiscal year of the Company immediately preceding the date of such grant, or (2) 50 percent of the fair market value per share of common stock on the date of such grant.

                       NET LNNX, INC.
                 NOTES TO FINANCIAL STATEMENTS


   5.STOCK OPTION PLAN (continued)

A summary of the stock option activity for 1997 under the current plan is as follows:

                                                Option Price Per Share
                                    Stock                         Weighted
                                    Options          Range         Average
     Balance at January 1, 1997
       Granted                      400,000   $ 0.200 to $ 0.875  $ 0.706
       Exercised                        -          -          -       -
       Cancelled                        -          -          -       -

     Balance at December 31, 1997   400,000   $ 0.200 to $ 0.875  $ 0.706


In accordance with APB 25 and related interpretations, no compensation expense has been recognized for its stock based compensation. Possible compensation cost for the Company's stock options has been determined based upon the fair value at the grant date consistent with the Black-Scholes methodology prescribed under FASB 123. The Company did not recognize compensation expense because the market price of the shares had decreased to the point the shares do not generated expense under the Black-Scholes formula.

The fair value of these options was estimated at the date of grant with a Black-Scholes option pricing model using a dividend yield of 0%, estimated volatility of 0%, a risk-free interest rate of 6.42%, and an expected life of ten (10) years.


6.  INCOME TAXES

The Company has had no taxable income for the years ended December 31, 1997, 1996, and 1995, and as a result, has recorded no tax expense. The Company recorded deferred tax assets resulting from net operating losses of $606,743 and $171,931 in 1997 and 1996, respectively less a valuation allowance of the same amount for each year. The Company had available net operating loss carry forwards of approximately $1,612,400 that expire as follows: $200 in 2010, $455,300 in 2011 and $1,156,900 in 2012.


7. SUBSEQUENT EVENT

In January of 1998, the Company redeemed 175,000 stock options, which had been granted but not exercised. The redeemed price was $ .20 for a total of $35,000 which will be recorded as compensation in 1998.

                         NET LNNX, INC.
                 NOTES TO FINANCIAL STATEMENTS


8.  CONTINUING OPERATIONS

The accompanying financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. The Company has no operations but continues to incur expenses. With the settlement of lawsuits, the Company has cash to operate for the near future, however, its ability to continue is dependent on obtaining a merger partner. The Company has entered into negotiations, but no agreement has been signed as of the date of this financial statement.